Exhibit 10.22

December 18, 2008

Barry J. Plaga

Re:	AMENDMENT TO EMPLOYMENT TERMS

Dear Barry:

Reference is hereby made to your employment offer letter with Guidance Software, Inc. (the “Company”), dated as of July 23, 2008 (the “Employment Letter”). You and the Company have mutually agreed to amend certain provisions of the Employment Letter in order to conform the Employment Letter to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exemption therefrom.

Accordingly, effective as of the date first written above, the Employment Letter shall be amended as follows:

1. The section of the Employment Letter entitled “Severance” is hereby amended and restated in its entirety as follows:

“Severance	Notwithstanding the “At-Will” nature of your employment with the Company, in the event that you incur a “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986. as amended (the “Code”) and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) by reason of a termination of your employment by the Company without Cause (as defined below), then, in addition to any other accrued amounts payable to you through the date of your Separation from Service (such date, the “Termination Date”), the Company will pay you a lump sum severance payment equal to 100% of your annual base salary as in effect immediately prior to termination, payable within sixty (60) days after the Termination Date (with the exact payment date to be determined by the Company in its sole discretion), subject to the Six Month Delay (as defined below). Notwithstanding the foregoing, in no event shall payment of the severance described in this paragraph be required to be made unless you execute and deliver to the Company a release of claims in a form reasonably acceptable to the Company within twenty-one (21) days (or, to the extent required by applicable law, forty-five (45) days) following the Termination Date and you not revoke such release within seven (7) days thereafter.

For purposes of this letter, “Cause” shall mean (i) your failure to render services to the Company or its subsidiaries in accordance with your assigned duties and responsibilities, and such failure of performance continues for a period of more than fifteen days after notice thereof has been provided to you by the Company (other than any such failure resulting from your disability); (ii) any action or omission by you involving willful misconduct or gross negligence relating to your duties and responsibilities to the Company or its affiliates, including without limitation, disloyalty, dishonesty or breach of fiduciary duty: (iii) your commission of (as determined by the Company) or indictment for a crime, either in connection with the performance of your obligations to the Company or its affiliates or which otherwise shall adversely affect your ability to perform such obligations or which shall adversely affect the business activities, reputation, goodwill or image of the Company or its affiliates; (iv) your breach of any material obligation you have under any written agreement with the Company or its affiliates or which have been delegated to you by the Company which, if capable of cure, is not cured within five days from receipt of notice from the Company or (v) any act of fraud, embezzlement, theft or misappropriation from the Company or its affiliates by you.

Notwithstanding anything to the contrary in this letter, no compensation or benefits, including without limitation any termination payments or benefits payable under this Section, shall be paid to you during the 6-month period following your Separation from Service from the Company to the extent that the Company determines that paying such amounts at the time or times indicated in this letter would be a prohibited distribution under Section 409A(a)(2)( B)(i) of the Code (the “Six Month Delay”). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period.”

2. The following new section entitled “Code Section 409A” shall hereby be added immediately after the Section entitled “Trial Service Period” of the Employment Letter:

“Code Section 409A	To the extent applicable, this letter shall be interpreted and applied consistent and in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this letter to the contrary, if the Company determines that any compensation or benefits payable under this letter may not be either exempt from or compliant with Section 409A of the Code and related Department of Treasury guidance, the Company may in its sole discretion adopt such amendments to this letter or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this letter from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance: provided, however, that this paragraph shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action.

To the extent permitted under Section 409A of the Code, any separate payment or benefit under this letter or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A of the Code and the Six Month Delay to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A of the Code.”

3. This first Amendment shall be and is hereby incorporated in and forms a part of the Employment Letter.

4. Except as amended and set forth herein, the Employment Letter shall continue in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this amendment to the Employment Letter as of the date first above written.

GUIDANCE SOFTWARE, INC.

By:	/s/ Mark Harrington
Name:	Mark Harrington
Title:	General Counsel & Corporate Secretary

EXECUTIVE

/s/ Barry J. Plaga
Barry J. Plaga